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EXHIBIT 11.   Computation of Earnings Per Share
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                                                                          In Thousands, Except Per Share Data
                                                                -----------------------------------------------------
                                                                   Three Months Ended             Nine Months Ended
                                                                       Sept. 30                       Sept. 30
                                                                ---------------------           ---------------------
                                                                  1997          1996             1997           1996
                                                                ------         ------           ------         ------
Primary

Average shares outstanding                                      48,940        48,760            49,042        49,184

Less leveraged ESOP shares                                           0         (226)                 0         (221)
Net effect of the assumed exercise of stock
 options - based on the treasury stock method
 using average market price                                      1,732         1,248             1,601         1,156
                                                                ------        ------            ------        ------
 Total                                                          50,672        49,782            50,643        50,119
                                                                ======        ======            ======        ======

Net income                                                     $18,045       $14,725           $49,269       $41,764

Per share amount                                                  $.36          $.30              $.97          $.83

Fully Diluted:

Average shares outstanding                                      48,940        48,760            49,042        49,184

Less leveraged ESOP shares                                           0         (226)                 0         (221)
Net effect of the assumed exercise of stock
 options - based on the treasury stock method
 using higher of quarter-end and average
 market price                                                    1,858         1,294             1,644         1,261
                                                                ------        ------            ------        ------
                                                                50,798        49,828            50,686        50,224
                                                                ======        ======            ======        ======

Net income                                                     $18,045       $14,725           $49,269       $41,764

Per share amount                                                  $.36          $.30              $.97          $.83

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